Exhibit 99.1
LCC Contact:
Nancy Feeney
Area Vice President, Marketing Communications
and External Relations
Nancy_feeney@lcc.com
+1.703.873.2077
LCC International Receives Anticipated Notice from Nasdaq due to Delay in Filing Form 10-Q
MCLEAN, VA — May 16, 2008 — LCC International, Inc. (NASDAQ: LCCI) today announced that, as expected, and in accordance with Nasdaq rules regarding the delay in filing a Form 10-Q, it has received the Nasdaq Staff Determination notice that states the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed with Nasdaq its Quarterly Report on Form 10-Q for the period ended March 31, 2008 (the “Form 10-Q”) and, as a result, LCC’s Class A Common Stock is subject to delisting from the Nasdaq Global Market.
However, the Nasdaq determination notice does not by itself result in delisting if LCC requests a hearing with Nasdaq’s Listing Qualifications Panel (“the Panel”) on or before May 23, 2008. LCC will request a hearing for its appeal of the staff determination before the Panel. The Company’s common stock will remain listed on the Nasdaq Global Market pending the outcome of the Panel’s decision. The Company cannot provide any assurances that the Panel will grant its request for continued listing on The Nasdaq Global Market.
As previously announced, LCC was unable to file its Form 10-Q by the prescribed due date because the Company needs more time to complete the financial statements and disclosures required for the March 31, 2008 Form 10-Q. LCC is currently engaged in preparing the financial statements and disclosures for the March 31, 2008 Form 10-Q and expects to file the report by June 6 2008.
About LCC International, Inc.
LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com
Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:
Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include those relating to the timing of the engagement of LCC’s replacement auditors. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.
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